EXHIBIT 99.1

Press Release

TRIANGLE PETROLEUM ANNOUNCES
RESULTS OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Denver, Colorado, September 17, 2010 – Triangle Petroleum Corporation (“Triangle”) (TSXV: TPE; OTCBB: TPLM) today announced that stockholders approved the granting of discretionary authority to the board of directors of Triangle (the "Board") to amend its Articles of Incorporation to effect a reverse stock split, pursuant to which existing shares of Triangle’s common stock will be combined into new shares of Triangle’s common stock at an exchange ratio between one for three and one for ten, with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board.  The Board will not effectuate a reverse stock split unless the Board determines that it is in the best interests of Triangle and its stockholders.  If the Board effectuates a reverse stock split, such reverse stock split will affect all of Triangle's stockholders uniformly and will not affect any stockholders percentage ownership interests in Triangle, except to the extent that the result of such reverse stock split results in any of Triangle 's stockholders owning a fractional share.  If this occurs, the fractional shares will be rounded up to the next whole share, including fractional shares that are less than one share.

Triangle’s stockholders also authorized a reduction in the total number of shares of common stock that Triangle is authorized to issue from 150,000,000 shares to 70,000,000 shares.  Such reduction will be conditioned upon effecting a reverse stock split.

Certain statements in this press release should be regarded as “forward-looking” statements within the meaning of the securities laws.  These statements speak only as of the date made and are subject to assumptions and estimates that Triangle’s management believes are reasonable based on currently available information.  Actual results or events may vary materially.  Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, history of losses; uncertainty of drilling results; inability to acquire additional leasehold interest or other oil and natural gas properties; inability to manage growth in our business; inability to control properties we do not operate; inability to protect against certain liabilities associated with our properties; lack of diversification; substantial capital requirements and limited access to additional capital; competition in the oil and natural gas industry; global financial conditions; oil and natural gas realized prices; seasonal weather conditions; marketing and distribution of oil and natural gas; the influence of our significant stockholders;  government regulation of the oil and natural gas industry; potential regulation affecting hydraulic fracturing; environmental regulations; uninsured or underinsured risks; aboriginal claims relating to our Canadian properties; defects in title to our oil and natural gas interests; and material weaknesses in our internal accounting controls.  Further information on risks and uncertainties is available in Triangle’s filings with the SEC.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this press release.